American Balanced Fund

December 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$652,292
Class B	$8,009
Class C	$43,012
Class F1	$33,091
Class F2	$11,288
Total	$747,692
Class 529-A	$37,869
Class 529-B	$894
Class 529-C	$6,380
Class 529-E	$1,684
Class 529-F1	$1,669
Class R-1	$1,279
Class R-2	$12,038
Class R-3	$40,498
Class R-4	$61,020
Class R-5	$45,056
Class R-6	$60,512
Total	$268,899

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3800
Class B	$0.1986
Class C	$0.2016
Class F1	$0.3725
Class F2	$0.4263
Class 529-A	$0.3603
Class 529-B	$0.1714
Class 529-C	$0.1857
Class 529-E	$0.3043
Class 529-F1	$0.4100
Class R-1	$0.2055
Class R-2	$0.2170
Class R-3	$0.3073
Class R-4	$0.3741
Class R-5	$0.4408
Class R-6	$0.4522

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,750,103
Class B	33,703
Class C	215,893
Class F1	101,221
Class F2	31,458
Total	2,132,378
Class 529-A	106,569
Class 529-B	4,404
Class 529-C	34,500
Class 529-E	5,515
Class 529-F1	4,163
Class R-1	6,205
Class R-2	53,676
Class R-3	132,091
Class R-4	163,777
Class R-5	101,997
Class R-6	160,092
Total	772,989

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$24.42
Class B	$24.37
Class C	$24.30
Class F1	$24.41
Class F2	$24.41
Class 529-A	$24.39
Class 529-B	$24.41
Class 529-C	$24.38
Class 529-E	$24.38
Class 529-F1	$24.37
Class R-1	$24.28
Class R-2	$24.30
Class R-3	$24.32
Class R-4	$24.38
Class R-5	$24.43
Class R-6	$24.42